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                                                     Exhibit 12


                              SCANA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  For the Twelve Months Ended September 30, 1994
                            (Thousands of Dollars)


                                             Twelve Months
                                                 Ended
                                          September 30, 1994



Fixed Charges as defined:
  Interest on long-term debt..............      $103,211
  Amortization of debt premium, discount
   and expense (net)......................         2,338
  Other interest expense..................         6,286
  Interest component of rentals...........         2,840

      Total Fixed Charges (A).............      $114,675


Earnings, as defined:
  Income..................................      $166,537
  Income taxes............................        86,134
  Total fixed charges above...............       114,675

      Total Earnings (B)..................      $367,346

Ratio of Earnings to fixed charges (B/A)..          3.20


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